AGREEMENT

by and between

PARK PLACE ENERGY CORP.,

BG EXPLORATIONS EOOD

and

OVERGAS INC. AD

Dated as of July 11, 2013

EXHIBITS:

Exhibit A: Description of OG Data

Exhibit B: Escrow Agreement

AGREEMENT

THIS AGREEMENT is entered into on the 11th day of July, 2013 (the “Effective Date”) by and between Park Place Energy Corp., a corporation organized under the laws of the State of Nevada, USA, address Suite 300, 400 5th Ave. SW, Alberta, Canada T2P 0L6, with SEC Commission File No. 000-51712 and IRS Employer No. 71-0971567 duly represented by Taisiia Popova in her capacity of Chief Executive Officer (hereinafter referred to as "PPEC"), BG Explorations EOOD, EIK 201993869, a limited liability company incorporated and existing under the laws of Bulgaria, address 23, Serdika str., 1202 Sofia, Bulgaria represented by David Roy Johnson in his capacity as Manager (hereinafter referred to as “BGE”) and Overgas Inc.AD, UIC 040845618, a joint stock company incorporated and existing under the laws of Bulgaria, address 1407 Sofia, Bulgaria, 5 Philip Kutev str., duly represented by Sasho Dontchev in his capacity of Executive Director (hereinafter referred to as "OG"). The companies named above, and their respective successors and permitted assignees (if any), may sometimes individually be referred to as a "Party" and collectively as the "Parties".

RECITALS:

A.

On October 4, 2010 the Bulgarian Council of Ministers granted to PPEC a permit for the exploration and prospecting of oil and natural gas pursuant to Article 2, Para. 1, Item 3 of the Underground Resources Act for Block 1-11 Vranino, located in the District of Dobrich, Bulgaria (herein called the (“Vranino Permit”) in Decision No. 718 by the Bulgarian Council of Ministers, which decision was promulgated in State Gazette issue 80 dated 12 October 2010. OG filed an appeal of that decision which was decided by the three judge panel of the Supreme Administrative Court, Fifth Division under administrative case 4560/2013 in Decision No. 8248 on June 12, 2013. (herein called the “Decision”);

B.	The Decision denied OG’s appeal and upheld the award of the Vranino Permit to PPEC. OG has the right to appeal the Decision within 14 days of the official notice of the Decision to OG;

C.

OG as a participant in the competition procedure for issuing of the Vranino Permit has accumulated and analyzed a large amount of geological and geophysical data which covers and includes the area covered by the Vranino Permit. In that connection OG is ready to prepare various expert reports and interpretations of the data which is more specifically detailed on Exhibit A attached hereto (collectively hereinafter referred to as the “OG Data”);

D.	The Parties desire to resolve and settle the dispute concerning the grant of the Vranino Permit to PPEC and cause the dismissal of the Appeal subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, PPEC, BGE and OG agree as follows:

ARTICLE 1

PURCHASE OF OG DATA

1.1 Agreement to Purchase

BGE hereby agrees to purchase the OG Data from OG for a purchase price equal to Three Hundred Eight Thousand Seven Hundred Fifty Euros (€ 308,750) plus VAT for a total of Three Hundred Seventy Thousand Five Hundred Euros (€ 370,500) which is without withholding tax or any other tax (hereinafter called the “Purchase Price”).

1.2 Escrow of the Purchase Price

To secure payment of the Purchase Price, BGE shall, upon execution of this Agreement, deposit the Purchase Price into an escrow account established at the law firm of Atanassov & Ivanov (Reg. No. BULSTAT 131257887, Bulgaria) pursuant to an Escrow Agreement. The Purchase Price shall be deposited in the escrow account before (1) the receiving by the Escrow Agent of the executed originals of this Agreement and the Escrow Agreement and before (2) the expiration of the OG’s term to appeal the Decision. The Escrow Agreement shall be in the form attached hereto as Exhibit B. The Escrow Agreement shall be signed concurrently with this Agreement by and between OG, PPEC, BGE and the law firm of Atanassov & Ivanov who shall serve as “Escrow Agent” under the Escrow Agreement. Concurrent with signing the Escrow Agreement, the Escrow Agent shall furnish to OG a duly certified bank statement which confirms that the Escrow Agent has the Purchase Price on deposit in escrow account.

1.3 Release of Purchase Price from Escrow

The Escrow Agent shall, pursuant to the terms of the Escrow Agreement, release the Purchase Price from escrow and deliver the Purchase Price to OG only if and within one (1) day of the date after the right of OG to appeal the Decision has expired and OG has not appealed the Decision. OG shall furnish written confirmation to the Escrow Agent that OG has not filed an appeal of the Decision and that the time within which OG has the right to file an appeal of the Decision has expired. The Escrow Agent is liable for the existence of the funds (the Purchase Price) deposited in the escrow account for the period from when the funds are deposited into the escrow account until the funds are delivered by the Escrow Agent in compliance with its certain contract obligations.

1.4 Right to Retain Copy of OG Data

OG shall deliver to BGE the OG Data in digital version; OG Data shall also include hard copies of the reports listed in Exhibit A. OG shall be entitled to retain a copy of the OG Data for the sole purpose of the possible scientific study and commercial production of natural gas based on alternative methods set out in Article 4 below and the respective rights concerning this Data solely for achieving of this purpose.

ARTICLE 2
ABANDONMENT OFAPPEAL

2.1 Abandonment of the Appeal by OG

OG agrees not to appeal the Decision if within the term for appealing it has received by the Escrow Agent a written confirmation that it can provide OG with (1) a duly certified bank statement which confirms that the Escrow Agent has the Purchase Price on deposit in escrow account and (2) the executed by PPEC and BGE originals of this Agreement and the Escrow Agreement. Upon the Decision becoming final and un-appealable, the expected result will be that title to the Vranino Permit shall be held by PPEC free and clear of all claims and encumbrances created by, through or under OG.

When the Decision is final and un-appealable, then:

A. OG agrees that it has no further or additional objections to the grant of the Vranino Permit to PPEC and that it shall take no action or position which would impair the right of PPEC to the Vranino Permit with any third party or governmental agency with respect thereto.

B. PPEC agrees that it has no objections to OG concerning the court procedure and the subject of this Agreement and that it shall take no action or position which would impair any of the rights of OG with any third party, governmental agency, court or any other administrative organization with respect thereto.

2.2 Agreement regarding Costs

PPEC agrees that PPEC, being an interested party participating in the administrative court proceedings under court cases as per the Inventory of the Supreme Administrative Court No 4560/2013, Fifth Division, No 13789/2010, Fifth Division and No 12540/2012, Five Member Panel, Second Department, hereby agrees that PPEC is solely responsible for its own attorney fees and for any claims for court expenses arising out of the court proceedings held under the said administrative court cases No 4560/2013, No 13789/2010 and No 12540/2012. PPEC expressly agrees it makes no claim for any such expenses against OG.

OG agrees that OG, being the claimant participating in the administrative court proceedings under court cases as per the Inventory of the Supreme Administrative Court No 4560/2013, Fifth Division, No 13789/2010, Fifth Division and No 12540/2012, Five Member Panel, Second Department, hereby agrees that OG is solely responsible for its own attorney fees and for any claims for court expenses arising out of the court proceedings held under the said administrative court cases No 4560/2013, No 13789/2010 and No 12540/2012. OG expressly agrees it makes no claim for any such expenses against PPEC.

ARTICLE 3
Deliveries

3.1 Deliveries by PPEC

A.

Concurrent with execution of this Agreement, PPEC shall deliver, or cause to be delivered, the executed original of this Agreement and the Escrow Agreement to the Escrow Agent with an original copy to OG. BGE and shall deposit the Purchase Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.

3.2 Deliveries by OG

A.

Concurrent with execution of this Agreement, OG shall deliver, or cause to be delivered, the executed original of this Agreement and the Escrow Agreement to the Escrow Agent with a copy to BGE and PPEC.

B.

As soon as possible but no later than five (5) Business Days following (1) receipt of the Purchase Price from the Escrow Agent and (2) expiration of the right of OG to appeal the Decision, OG shall cause to be hand delivered to BGE a package containing all of the OG Data specified in Exhibit A to the following address: C/O Atanassov & Ivanov Law Firm, 23 Serdica Str., Sofia 1202, Bulgaria, Attention: Ilian Ivanov.

3.3 Deliveries by Escrow Agent

A.

Concurrent with execution of this Agreement, the Escrow Agent shall deliver, or cause to be delivered, a copy of the executed original of this Agreement and the Escrow Agreement to PPEC, BGE and to OG.

B.	Concurrent with execution of this Agreement, the Escrow Agent shall deliver to OG a duly certified bank statement which confirms that the Purchase Price is on deposit in escrow account.

C.	The Escrow Agent shall deliver to OG the Purchase Price from escrow according to provisions of Article 1.3 above.

3.4 Deliveries by BGE

A.

Concurrent with execution of this Agreement, BGE shall deliver, or cause to be delivered, the executed original of this Agreement and the Escrow Agreement to the Escrow Agent with a copy to OG and PPEC and shall deposit the Purchase Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE 4
UNDERSTANDING REGARDING POTENTIAL STUDY

4.1 Ability to Propose Study

At any time up to six (6) months prior to the end of the initial five (5) year term of the Vranino Permit, either Party may propose to the other Party that the Parties form a consortium for the purpose of engaging in a scientific study of the potential application of alternative production of natural gas from the area covered by the Vranino Permit.

4.2 Right and Option to Participate

Upon the submission by one Party to the other Party of a proposal according to the provisions of Article 4.1 above the Parties agree to attempt, in good faith, to negotiate an agreement. Neither Party shall have any liability to the other Party in the event the Parties fail to reach a mutually acceptable agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

5.1 PPEC's Representations and Warranties

PPEC makes the following representations and warranties to OG as of the date hereof:

A.	Corporate Authority.

PPEC is duly organized and validly existing under the laws of the State of Nevada, USA. PPEC is qualified to conduct business in Bulgaria as necessary to perform its obligations under this Agreement. PPEC has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery to OG and BGE, constitutes a legal, valid and binding obligation of PPEC, enforceable against PPEC in accordance with its terms.

B.	Ownership.

PPEC is the sole owner, subject to the Appeal, of the Vranino Permit.

5.2 OG's Representations and Warranties

OG makes the following representations and warranties to PPEC and BGE as of the date hereof:

A.	Corporate Authority.

OG is duly organized and validly existing under the laws of Bulgaria. OG is qualified to conduct business in Bulgaria as necessary to perform its obligations under this Agreement. OG has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery to PPEC and BGE, constitutes a legal, valid and binding obligation of OG, enforceable against OG in accordance with its terms.

B.	Ownership of the OG Data.

OG is the sole owner of the OG Data and has the legal right and authority to transfer title to the OG Data to BGE in accordance with the terms of this Agreement.

5.3 BGE's Representations and Warranties

BGE makes the following representations and warranties to OG as of the date hereof:

A.	Corporate Authority.

BGE is duly organized and validly existing under the laws of Bulgaria. BGE is qualified to conduct business in Bulgaria as necessary to perform its obligations under this Agreement. BGE has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. This Agreement, upon execution and delivery to OG and PPEC, constitutes a legal, valid and binding obligation of BGE, enforceable against BGE in accordance with its terms.

ARTICLE 6
TAX

Each Party shall be obliged to report, pay and administer its own tax obligations arising out as a result of the fulfillment of this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such taxes or satisfy such obligations.

ARTICLE 7
NOTICES

All notices authorized or required between or among the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications. Neither verbal nor email communication constitute good notice for purposes of this Agreement (e-mail addresses and telephone numbers are listed below as a matter of convenience only). A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed.

If to PPEC or to BGE:	with copy to:

Park Place Energy Corp. (or BG Explorations EOOD)
C/O Atanassov& Ivanov Law Firm	C/O Macdonald Tuskey, Attorneys
23 Serdica Str.	400–- 570 Granville Street,
Sofia 1202, Bulgaria	Vancouver BC V6C 3P1
Attention: Ilian Ivanov	Attention: Bill McDonald
Telephone: +359 88 870 65 60	Telephone: +1 604 648 1674
Fax +359 2 983 67 84	Email: wmacdonald@wlmlaw.ca

If to OG:	with copy to:
Overgas Inc.	Overgas Inc.
5 Philip Kutev Str.	5 Philip Kutev Str.
Sofia 1407, Bulgaria	Sofia 1407, Bulgaria
Attention: Kolyo Tonev	Attention: Vladislav Nikolov
Telephone: +359 2 42 83 580	Telephone: +359 2 42 83 242
Fax: +359 2 9621 724	Fax: +359 2 9621 724

ARTICLE 8
GOVERNING LAW

8.1 Governing Law

The substantive law of Bulgaria, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among the Parties.

8.2 Dispute Resolution

Any disputes arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, which cannot be amicably resolved by the Parties, shall be settled in accordance with the rules of arbitration of the Court of Arbitration at Bulgarian Industrial Association by three (3) arbitrators appointed in accordance with said rules. The resulting arbitral award shall be final, binding and without right of appeal, and judgment upon such award may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. Arbitration proceedings shall be held in the Bulgarian language.

ARTICLE 9
GENERAL PROVISIONS

9.1 Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

9.2 Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

9.3 Modifications

There shall be no modification of this Agreement except by written consent of all the Parties.

9.4 Assignment

No Party may assign this Agreement or any of its rights, interests, or obligations under this Agreement to a third party, without the prior written consent of the other Parties.

9.5 No Third-Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.6 Fees and Expenses

Whether or not the transactions contemplated by this Agreement are consummated, all fees, costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be the obligation of the respective Party incurring such fees, costs and expenses. With respect to costs and attorney fees incurred in the Appeal, each Party shall be responsible for its own fees, costs and expenses. PPEC shall be responsible for the costs associated with the Escrow Agent under the Escrow Agreement.

9.7 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

9.8 Public Announcements

No Party is authorized to make any announcement/disclosure concerning the related negotiations and the text of this Agreement and its Exhibits which are absolutely confidential. This obligation is not applicable if it is necessary for a Party to disclose the Agreement or some part of the information specified above in order to comply with the applicable laws, rules or regulations of stock exchange authority having jurisdiction over such Party or if there is a preliminary written consent given by the other Party for each separate request/case.

9.9 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

PPEC:

Park Place Energy Corp., a corporation existing
under the laws of the State of Nevada, USA

By: /s/ “Taisiaa Popova”
Name: Taisiia Popova
Its: Chief Executive Officer

BGE:

BG Explorations EOOD, a limited liability
company existing under the laws of Bulgaria

By: /s/ “David Roy Johnson”
Name: David Roy Johnson
Its: Manager

OG:

OG Inc. AD, a corporation existing under the laws
of Bulgaria

By: /s/ “Sasho Dontchev”
Name: Sasho Dontchev
Its: Executive Director

Consent: The law firm of Atanassov & Ivanov, through is duly authorized representation, hereby signs this document for the sole and exclusive purpose of consenting to serve as Escrow Agent under the form of Escrow Agreement attached to this Agreement as Exhibit B.

By: /s/ “Stoyan Atanassov”
Name: Stoyan Atanassov
Its:

Exhibit A

OG DATA

Development of geological model for the central part of Dobrudza Coal Deposit and Basin

OG Data shall include the following prepared data, maps, models and reportsof the conducted geological surveys of Dobrudza Coal Deposit on the basis of existing geological and geophysical information.

Scope of work:

  Investigation, analysis, assessment and systematization of existing information.
  Digitization of well log data and preparation of tables of geological cross sections of the wells in the area.
  Identification of well log and geological markers.
  Advanced correlation of well data using well log and geological markers.
  Structural and tectonic researches and analyses.
  Preparation of a fault model of the Dobrudza Coal Deposit.
  Preparation of structural maps, thickness maps and cross-sections of coal seams in the Dobrudza Coal Deposit.
  Calculating the reserves of hard coal.
  Development of a geological model of the Dobrudza Coal Deposit.

OG Data shall include the following data used in the scope of work:

1.	All well logs including mud and bond logs (to the extent existing).
2.	All well reports including well completion reports.
3.	All published data and information.